Release: October 28, 2026

CPKC reports solid third quarter results; on track to deliver a strong 2026

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its third-quarter results, including revenues of $4.2 billion, diluted earnings per share (EPS) of $1.04 and core adjusted diluted EPS1 of $1.28.

“CPKC delivered solid results, powered by momentum across our unrivalled North American network, countering macroeconomic headwinds during the quarter,” said Keith Creel, CPKC President and Chief Executive Officer. “The railroad is running very well, our service remains strong, and we continue to deliver growth across key markets, including grain, intermodal and merchandise. Supported by disciplined execution and a robust commercial pipeline, we remain on track to meet our commitments for the year.”

Third-quarter 2026 results
•Revenues increased 15 percent to $4.2 billion from $3.7 billion in Q3 2025
•Reported operating ratio (OR) increased 130 basis points to 64.8 percent from 63.5 percent in Q3 2025
•Core adjusted OR1 increased 120 basis points to 61.9 percent from 60.7 percent in Q3 2025
◦Higher fuel prices unfavourably impacted reported and core adjusted OR1 170 and 190 basis points respectively
•Reported diluted EPS increased 3 percent to $1.04 from $1.01 in Q3 2025
•Core adjusted diluted EPS1 increased 16 percent to $1.28 from $1.10 in Q3 2025
•Volumes, as measured in revenue ton-miles, increased 6 percent from Q3 2025

“We are still in the early chapters of the CPKC story, and the long-term opportunity in front of us remains undeniable,” Creel added. “Driven by our dedicated team of railroaders and the unique advantages of our North American network, we remain confident in our ability to safely drive growth, create value for customers and generate long-term returns for shareholders.”

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on Oct. 28, 2026.

Conference Call Access
Canada and U.S.: 800-579-2543
International: 785-424-1789
*Conference ID: CPKCQ326

Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the third-quarter conference call will be available through Nov. 4, 2026, at 800-839-3607 (Canada/U.S.) or 402-220-2970 (International).
1    These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations and forward-looking non-GAAP measures, see attached supplementary schedule of Non-GAAP Measures.

Forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking statements") within the meaning of applicable securities laws in both the U.S. and Canada. Forward-looking statements include, but are not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking statements may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. This news release contains forward-looking statements relating, but not limited, to statements concerning our ability to meet our commitments for 2026, drive growth and generate long-term returns for shareholders, value creation for our customers, communities and shareholders, strategic initiatives and investments, the success of our business, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking statements contained in this news release are based on current expectations, estimates, projections and assumptions, having regard to CPKC’s experience and its perception of historical trends, and include, but are not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates; core adjusted effective tax rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, taxes, wages, labour and immigration; the availability and cost of labour, services and infrastructure; labour disruptions; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking statements presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking statements as actual results may differ materially from those expressed or implied by forward-looking statements. By their nature, forward-looking statements involve numerous inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped by CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, wages, labour and immigration; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions, including the imposition of any tariffs, or other changes to international trade arrangements; the effects of current and future multinational trade agreements on or other developments affecting the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.’s concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches, volcanism and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions; the outbreak of a pandemic or contagious disease and the resulting effects on economic conditions; the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments; fiscal and monetary policy responses by governments and financial institutions; disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 decision; the successful integration of KCS into CPKC; the focus of management time and attention on the CP-KCS integration and other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors that could cause actual results to differ materially from those described in the forward-looking statements contained in this news release are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States, which can be accessed on SEDAR+ (www.sedarplus.ca) and EDGAR (www.sec.gov). Reference should be made to “Part I - Item 1A – Risk Factors” and “Part II - Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in CPKC’s annual report on Form 10-K and “Part II – Item 1A – Risk Factors” and “Part I – Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in CPKC’s interim reports on Form 10-Q.

The forward-looking statements contained in this news release are made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, or the foregoing assumptions and risks affecting such forward-looking statements, whether as a result of new information, future events or otherwise.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing approximately 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:
Media
mediarelations@cpkcr.com

Investment Community
Chris De Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2026	2025	2026	2025
Revenues (Note 3)
Freight	$4,139	$3,589	$11,855	$10,945
Non-freight	80	72	229	210
Total revenues	4,219	3,661	12,084	11,155
Operating expenses
Compensation and benefits (Note 13)	711	619	2,125	1,960
Fuel	667	415	1,743	1,301
Materials	130	114	387	362
Equipment rents	101	109	293	311
Depreciation and amortization	529	503	1,560	1,500
Purchased services and other	594	565	1,759	1,725
Total operating expenses	2,732	2,325	7,867	7,159

Operating income	1,487	1,336	4,217	3,996
Other (income) expense	(5)	8	1	(1)
Other components of net periodic benefit recovery (Note 12)	(111)	(107)	(331)	(321)
Net interest expense	239	222	704	646
Gain on sale of equity investment (Note 4)	—	—	—	(333)
Income before income tax expense	1,364	1,213	3,843	4,005
Current income tax expense	334	307	875	921
Deferred income tax expense (recovery)	114	(11)	183	24
Income tax expense (Note 5)	448	296	1,058	945
Net income	$916	$917	$2,785	$3,060
Net loss attributable to non-controlling interest	(1)	(3)	(2)	(4)
Net income attributable to controlling shareholders	$917	$920	$2,787	$3,064

Earnings per share (Note 6)
Basic earnings per share	$1.05	$1.01	$3.14	$3.32
Diluted earnings per share	$1.04	$1.01	$3.14	$3.32

Weighted-average number of shares (millions) (Note 6)
Basic	876.6	910.4	886.5	922.4
Diluted	877.6	911.4	887.3	923.4

Dividends declared per share	$0.268	$0.228	$0.764	$0.646
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Net income	$916	$917	$2,785	$3,060
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(57)	654	1,133	(1,104)
Change in derivatives designated as cash flow hedges	(1)	—	(3)	1
Change in pension and post-retirement defined benefit plans	(1)	3	—	8
Other comprehensive income from equity investees	—	3	2	6
Other comprehensive (loss) income before income taxes	(59)	660	1,132	(1,089)
Income tax recovery (expense)	—	12	29	(23)
Other comprehensive (loss) income	(59)	672	1,161	(1,112)
Comprehensive income	$857	$1,589	$3,946	$1,948
Comprehensive (loss) income attributable to non-controlling interest	(2)	18	31	(38)
Comprehensive income attributable to controlling shareholders	$859	$1,571	$3,915	$1,986
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2026	2025
Assets
Current assets
Cash and cash equivalents	$399	$184
Accounts receivable, net (Note 8)	2,245	2,029
Materials and supplies	577	502
Other current assets	313	224
	3,534	2,939
Investments	533	473
Properties	57,201	55,323
Goodwill	19,081	18,436
Intangible assets	2,947	2,911
Pension asset	5,431	5,129
Other assets	716	734
Total assets	$89,443	$85,945
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$3,141	$2,751
Long-term debt maturing within one year (Note 9, 10)	3,613	3,240
	6,754	5,991
Pension and other benefit liabilities	542	537
Other long-term liabilities	891	815
Long-term debt (Note 9, 10)	22,233	19,948
Deferred income taxes	12,265	11,829
Total liabilities	42,685	39,120
Shareholders’ equity
Share capital	24,057	24,751
Additional paid-in capital	114	105
Accumulated other comprehensive income (Note 7)	2,366	1,238
Retained earnings	19,242	19,783
	45,779	45,877
Non-controlling interest	979	948
Total equity	46,758	46,825
Total liabilities and equity	$89,443	$85,945
See Contingencies (Note 14).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Operating activities
Net income	$916	$917	$2,785	$3,060
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	529	503	1,560	1,500
Deferred income tax expense (recovery)	114	(11)	183	24
Pension recovery and funding (Note 12)	(100)	(93)	(295)	(283)
Gain on sale of equity investment (Note 4)	—	—	—	(333)
Other operating activities, net	(6)	(20)	(34)	(24)
Changes in operating assets and liabilities	97	(22)	53	(159)
Net cash provided by operating activities	1,550	1,274	4,252	3,785
Investing activities
Additions to properties	(613)	(860)	(2,035)	(2,314)
Additions to Meridian Speedway properties	(5)	(7)	(18)	(31)
Proceeds from sale of properties and other assets	22	1	34	16
Proceeds from sale of equity investment (Note 4)	—	—	—	493
Other investing activities, net	16	(16)	5	(67)
Net cash used in investing activities	(580)	(882)	(2,014)	(1,903)
Financing activities
Dividends paid	(236)	(205)	(644)	(592)
Issuance of Common Shares	13	14	68	52
Purchase of Common Shares (Note 11)	(1,425)	(1,805)	(3,388)	(3,545)
Repayment of long-term debt, excluding commercial paper (Note 9)	(6)	(5)	(703)	(945)
Issuance of long-term debt, excluding commercial paper (Note 9)	—	—	1,621	3,102
Net issuance of commercial paper (Note 9)	711	1,221	995	46
Net repayment of short-term borrowings (Note 9)	—	—	—	(277)
Other financing activities, net	—	(2)	(4)	(8)
Net cash used in financing activities	(943)	(782)	(2,055)	(2,167)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	6	2	32	(43)
Cash position
Net increase (decrease) in cash and cash equivalents	33	(388)	215	(328)
Cash and cash equivalents at beginning of period	366	799	184	739
Cash and cash equivalents at end of period	$399	$411	$399	$411

Supplemental cash flow information
Income taxes paid	$256	$204	$833	$850
Interest paid	$246	$192	$696	$606
Certain comparative figures have been reclassified within "Net cash provided by operating activities" to conform to the current period's presentation. These reclassifications had no impact on total net cash flows from operating, investing, or financing activities, or the net increase (decrease) in cash and cash equivalents.

See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended September 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at July 1, 2026	882.0	$24,360	$115	$2,424	$19,727	$46,626	$981	$47,607
Net income (loss)	—	—	—	—	917	917	(1)	916
Other comprehensive loss (Note 7)	—	—	—	(58)	—	(58)	(1)	(59)
Dividends declared ($0.268 per share)	—	—	—	—	(234)	(234)	—	(234)
Effect of stock-based compensation expense	—	—	3	—	—	3	—	3
Common Shares repurchased (Note 11)	(11.3)	(319)	—	—	(1,168)	(1,487)	—	(1,487)
Common Shares issued under stock option plan	0.1	16	(4)	—	—	12	—	12
Balance as at September 30, 2026	870.8	$24,057	$114	$2,366	$19,242	$45,779	$979	$46,758
Balance as at July 1, 2025	917.9	$25,285	$105	$951	$19,863	$46,204	$943	$47,147
Net income (loss)	—	—	—	—	920	920	(3)	917
Other comprehensive income (Note 7)	—	—	—	651	—	651	21	672
Dividends declared ($0.228 per share)	—	—	—	—	(205)	(205)	—	(205)
Effect of stock-based compensation expense	—	—	5	—	—	5	—	5
Common Shares repurchased (Note 11)	(17.0)	(489)	—	—	(1,403)	(1,892)	—	(1,892)
Common Shares issued under stock option plan	0.2	19	(4)	—	—	15	—	15
Balance as at September 30, 2025	901.1	$24,815	$106	$1,602	$19,175	$45,698	$961	$46,659

	For the nine months ended September 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at January 1, 2026	897.6	$24,751	$105	$1,238	$19,783	$45,877	$948	$46,825
Net income (loss)	—	—	—	—	2,787	2,787	(2)	2,785
Other comprehensive income (Note 7)	—	—	—	1,128	—	1,128	33	1,161
Dividends declared ($0.764 per share)	—	—	—	—	(674)	(674)	—	(674)
Effect of stock-based compensation expense	—	—	25	—	—	25	—	25
Common Shares repurchased (Note 11)	(27.7)	(777)	—	—	(2,654)	(3,431)	—	(3,431)
Common Shares issued under stock option plan	0.9	83	(16)	—	—	67	—	67
Balance as at September 30, 2026	870.8	$24,057	$114	$2,366	$19,242	$45,779	$979	$46,758
Balance as at January 1, 2025	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890
Net income (loss)	—	—	—	—	3,064	3,064	(4)	3,060
Contribution from non-controlling interest	—	—	—	—	—	—	1	1
Other comprehensive loss (Note 7)	—	—	—	(1,078)	—	(1,078)	(34)	(1,112)
Dividends declared ($0.646 per share)	—	—	—	—	(592)	(592)	—	(592)
Effect of stock-based compensation expense	—	—	25	—	—	25	—	25
Common Shares repurchased (Note 11)	(33.4)	(939)	—	—	(2,726)	(3,665)	—	(3,665)
Common Shares issued under stock option plan	1.0	65	(13)	—	—	52	—	52
Balance as at September 30, 2025	901.1	$24,815	$106	$1,602	$19,175	$45,698	$961	$46,659
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2026
(unaudited)

1    Description of business and basis of presentation

Canadian Pacific Kansas City Limited ("CPKC" or the "Company") owns and operates a transcontinental freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, serving principal business centres across Canada, the U.S., and Mexico. The Company transports bulk commodities, merchandise freight, and intermodal traffic. CPKC's Common Shares trade on the Toronto Stock Exchange ("TSX") and New York Stock Exchange under the symbol "CP".

These unaudited interim consolidated financial statements ("Interim Consolidated Financial Statements") have been prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"). They do not include all of the information required for a complete set of annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Company's audited consolidated financial statements as at and for the year ended December 31, 2025 ("last annual consolidated financial statements"). Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company's financial position and results of operations since the last annual consolidated financial statements. The Interim Consolidated Financial Statements have been prepared using the same significant accounting policies used in the last annual consolidated financial statements, except for the adoption of new accounting standards (see Note 2). Amounts are stated in Canadian dollars unless otherwise noted.

The Company's operations and income for interim periods can be affected by seasonal fluctuations such as changes in customer demand and weather conditions, and may not be indicative of annual results.

Operating segment

The Company only has one operating segment: rail transportation. The Company's measure of segment profit is reported on the Interim Consolidated Statements of Income as "Net income attributable to controlling shareholders". CPKC's significant segment expenses are consistent with the expenses presented on the Interim Consolidated Statements of Income.

2    Accounting changes

Accounting Standards Update ("ASU") 2025-05 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets

On January 1, 2026, the Company prospectively adopted ASU 2025-05, which simplifies estimating credit losses on current accounts receivable and current contract assets. Under the new guidance, CPKC elected to adopt a practical expedient allowing the Company to assume that conditions existing as of the balance sheet date will remain unchanged over the remaining life of the asset when developing reasonable and supportable forecasts for estimating expected credit losses. Adoption of ASU 2025-05 did not have a material impact on the Company's Interim Consolidated Financial Statements.

Other accounting standards that became effective during the nine months ended September 30, 2026 did not have a material impact on the Company's Interim Consolidated Financial Statements. Recently issued accounting pronouncements are not expected to have a material impact on the Company's financial position or results of operations upon adoption.

3    Revenues

The following table presents disaggregated information about the Company’s revenues from contracts with customers by major source:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Grain	$904	$702	$2,700	$2,233
Coal	254	255	689	768
Potash	182	167	515	490
Fertilizers and sulphur	105	102	327	314
Forest products	211	193	590	605
Energy, chemicals and plastics	763	701	2,240	2,171
Metals, minerals and consumer products	532	458	1,494	1,350
Automotive	373	343	1,072	988
Intermodal	815	668	2,228	2,026
Total freight revenues	4,139	3,589	11,855	10,945
Non-freight excluding leasing revenues	53	45	147	130
Revenues from contracts with customers	4,192	3,634	12,002	11,075
Leasing revenues	27	27	82	80
Total revenues	$4,219	$3,661	$12,084	$11,155

4    Gain on sale of equity investment

On April 1, 2025, CPKC sold its 50% equity method investment in the Panama Canal Railway Company to APM Terminals Panama Rail LP (“APM Terminals”), a subsidiary of A.P. Moller-Maersk A/S, for gross proceeds of U.S. $350 million. After finalizing purchase price adjustments for cash acquired and debt and net working capital assumed by APM Terminals, the Company received cash consideration of U.S. $344 million ($493 million) and recognized a pre-tax gain of U.S. $232 million ($333 million) in "Gain on sale of equity investment”. For the nine months ended September 30, 2025, the after-tax gain was U.S. $196 million ($282 million).

5    Income taxes

The effective income tax rate including discrete items for the three and nine months ended September 30, 2026 was 32.79% and 27.52%, respectively, compared to 24.34% and 23.58%, respectively, for the same periods in 2025.

For the three months ended September 30, 2026, the effective income tax rate was 24.75%, excluding the discrete items of:
•amortization of the fair value adjustments associated with purchase accounting of $96 million, reassessment of prior year taxes by the Canada Revenue Agency ("CRA") of $94 million, and acquisition-related costs of $12 million, all related to the Kansas City Southern ("KCS") acquisition;
•a tax settlement with the Servicio de Administracion Tributaria (“SAT”) of $17 million; and
•advisory costs related to the analysis and advocacy in connection with the U.S. Surface Transportation Board's (the "STB") review of the proposed merger between Union Pacific Corporation ("UP") and Norfolk Southern Corporation ("NS") of $17 million.

For the three months ended September 30, 2025, the effective income tax rate was 24.50%, excluding the discrete items of amortization of the fair value adjustments associated with purchase accounting of $97 million and acquisition-related costs of $13 million, both related to the KCS acquisition.

For the nine months ended September 30, 2026, the effective income tax rate was 24.75%, excluding the discrete items of:
•amortization of the fair value adjustments associated with purchase accounting of $283 million, reassessment of prior year taxes by the CRA of $94 million, and acquisition-related costs of $48 million, all related to the KCS acquisition;
•advisory costs related to the analysis and advocacy in connection with the STB's review of the proposed merger between UP and NS of $44 million; and
•a tax settlement with the SAT of $17 million.

For the nine months ended September 30, 2025, the effective income tax rate was 24.50%, excluding the discrete items of a gain on sale of an equity investment of $333 million, amortization of the fair value adjustments associated with purchase accounting of $287 million and acquisition-related costs of $52 million, both related to the KCS acquisition.

Tax Audits

During the three months ended September 30, 2026, the Company received notices of reassessment from the CRA for prior tax years related to the KCS acquisition. The Company has reviewed the reassessments and has objected to certain positions assessed. An income tax expense of $94 million was recorded in respect of positions that the Company has not objected to. The Company believes that it has recorded sufficient income tax reserves as at September 30, 2026 in respect of the disputed positions in the notices of reassessment. The timing and amount of an ultimate resolution of this matter is not determinable at this time.

Mexican Tax Settlements

During the three months ended September 30, 2026, a Mexican subsidiary of the Company settled and closed certain income tax matters in Mexico for the 2020 and 2021 tax years with the SAT resulting in a payment of $20 million and an income tax expense of $17 million. The 2016 to 2019 tax years remain under dispute, and the timing and amount of an ultimate resolution for these years is not determinable at this time. The Company believes that it has recorded sufficient tax reserves as at September 30, 2026 with respect to the 2016 to 2019 tax years.

2014 Tax Assessment

Canadian Pacific Kansas City Mexico's ("CPKCM") 2014 Tax Assessment is currently in litigation (see Note 14).

6    Earnings per share

	For the three months ended September 30		For the nine months ended September 30
(in millions, except per share data)	2026	2025	2026	2025
Net income attributable to controlling shareholders	$917	$920	$2,787	$3,064
Weighted-average basic shares outstanding	876.6	910.4	886.5	922.4
Dilutive effect of stock options	1.0	1.0	0.8	1.0
Weighted-average diluted shares outstanding	877.6	911.4	887.3	923.4
Earnings per share - basic	$1.05	$1.01	$3.14	$3.32
Earnings per share - diluted	$1.04	$1.01	$3.14	$3.32

For the three and nine months ended September 30, 2026, there were nil and 0.5 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and nine months ended September 30, 2025 - 2.2 million and 1.8 million, respectively).

7    Changes in Accumulated other comprehensive income ("AOCI") by component

Changes in AOCI attributable to controlling shareholders, net of tax, by component are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities	Derivatives	Pension and post- retirement defined benefit plans	Equity accounted investments	Total
Opening balance, July 1, 2026	$3,014	$7	$(601)	$4	$2,424
Other comprehensive (loss) income before reclassifications	(58)	—	—	1	(57)
Amounts reclassified from AOCI	—	—	(1)	—	(1)
Net other comprehensive (loss) income	(58)	—	(1)	1	(58)
Balance as at September 30, 2026	$2,956	$7	$(602)	$5	$2,366
Opening balance, July 1, 2025	$1,678	$11	$(736)	$(2)	$951
Other comprehensive income before reclassifications	646	—	—	3	649
Amounts reclassified from AOCI	—	(1)	3	—	2
Net other comprehensive income (loss)	646	(1)	3	3	651
Balance as at September 30, 2025	$2,324	$10	$(733)	$1	$1,602

	For the nine months ended September 30
	Foreign currency net of hedging activities	Derivatives	Pension and post-retirement defined benefit plans	Equity accounted investments	Total
Opening balance, January 1, 2026	$1,829	$9	$(602)	$2	$1,238
Other comprehensive income before reclassifications	1,127	—	—	3	1,130
Amounts reclassified from AOCI	—	(2)	—	—	(2)
Net other comprehensive income (loss)	1,127	(2)	—	3	1,128
Balance as at September 30, 2026	$2,956	$7	$(602)	$5	$2,366
Opening balance, January 1, 2025	$3,413	$10	$(738)	$(5)	$2,680
Other comprehensive (loss) income before reclassifications	(1,089)	—	—	6	(1,083)
Amounts reclassified from AOCI	—	—	5	—	5
Net other comprehensive (loss) income	(1,089)	—	5	6	(1,078)
Balance as at September 30, 2025	$2,324	$10	$(733)	$1	$1,602

8    Accounts receivable, net

(in millions of Canadian dollars)	As at September 30, 2026	As at December 31, 2025
Total accounts receivable	$2,368	$2,146
Allowance for credit losses	(123)	(117)
Total accounts receivable, net	$2,245	$2,029

9    Debt

During the nine months ended September 30, 2026, the Company repaid, at maturity, U.S. $250 million ($339 million) 3.70% 10.5-year notes and U.S. $250 million ($345 million) 3.125% 10-year notes.

Issuance of long-term debt

During the nine months ended September 30, 2026, the Company issued U.S. $600 million ($821 million) 4.00% 3-year unsecured notes due March 15, 2029 for net proceeds of U.S. $597 million ($816 million), and U.S. $600 million ($821 million) 5.50% 30-year unsecured notes due March 15, 2056 for net proceeds of U.S. $589 million ($805 million). The issued notes pay interest semi-annually and carry a negative pledge.

Credit facility

Effective July 6, 2026, the Company amended its revolving credit facility agreement (the "facility") to extend the maturity dates of its two-year U.S. $1.1 billion tranche and five-year U.S. $1.1 billion tranche to June 25, 2028, and June 25, 2031, respectively. As at September 30, 2026, the facility was undrawn (December 31, 2025 - undrawn). The Company presents draws and repayments on the facility in the Interim Consolidated Statements of Cash Flows on a net basis.

Commercial paper program

Effective March 27, 2026, the Company increased the maximum size of its commercial paper program through the addition of a Canadian dollar commercial paper program which allows the Company to borrow Canadian dollars in the form of unsecured promissory notes. This increased the maximum amount the Company can borrow under its Canadian and U.S. dollar commercial paper programs from U.S. $1.5 billion to U.S. $2.2 billion, or the Canadian dollar equivalent, on a combined basis. Effective September 10, 2026, the Company increased the maximum amount that may be outstanding under its U.S. dollar commercial paper program from U.S. $1.5 billion to U.S. $2.2 billion, with no change to the U.S. $2.2 billion combined limit for the Canadian and U.S. dollar commercial paper programs. Both the Canadian and U.S. dollar commercial paper programs are backed by the U.S. $2.2 billion facility. As at September 30, 2026, the Company had total commercial paper borrowings outstanding of U.S. $1,535 million ($2,179 million) recognized in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2025 - U.S. $850 million ($1,165 million)). The weighted-average interest rate on these borrowings as at September 30, 2026 was 2.87% (December 31, 2025 - 4.02%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Interim Consolidated Statements of Cash Flows on a net basis.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings, including commercial paper and term loans. The carrying value of short-term financial instruments approximate their fair value.

The carrying value of the Company’s debt does not approximate its fair value. The estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at the balance sheet date. All measurements are classified as Level 2. The Company’s long-term debt, including current maturities, with a carrying value of $23,668 million as at September 30, 2026 (December 31, 2025 - $22,023 million), had a fair value of $20,954 million (December 31, 2025 - $20,740 million).

B. Financial risk management

Foreign exchange ("FX") management

Net investment hedge
The majority of the Company’s U.S. dollar-denominated long-term debt, finance lease obligations, and operating lease liabilities have been designated as a hedge of the Company's net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the Company's net investment hedge for the three and nine months ended September 30, 2026 was an FX gain of $2 million and an FX loss of $255 million, respectively (three and nine months ended September 30, 2025 - FX loss of $123 million and an FX gain of $182 million, respectively) recognized in “Other comprehensive income (loss)”.

11    Share repurchases

On January 28, 2026, the Company announced a normal course issuer bid ("NCIB"), commencing February 2, 2026, to purchase up to 44.9 million Common Shares in the open market for cancellation on or before February 1, 2027.

On February 27, 2025, the Company announced a NCIB, commencing March 3, 2025, to purchase up to 37.3 million Common Shares in the open market for cancellation on or before March 2, 2026. By October 29, 2025, the Company had purchased and cancelled all 37.3 million Common Shares authorized to be purchased under the NCIB.

All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, with consideration allocated to "Share capital" up to the average carrying amount of the Common Shares and any excess allocated to "Retained earnings".

In accordance with Canadian tax legislation, the Company has accrued for a 2% tax on the fair market value of Common Shares repurchased (net of qualifying issuances of equity) as a direct cost of Common Share repurchases recognized in Shareholders’ equity. During the three and nine months ended September 30, 2026, the Company has accrued a liability of $29 million and $65 million, respectively, for the tax due on the net share repurchases made, payable within the first quarter of the following year.

The following table provides activities under the share repurchase program:

	For the three months ended September 30		For the nine months ended September 30
	2026	2025	2026	2025
Number of Common Shares repurchased(1)	11,542,470	17,726,296	28,134,076	34,089,408
Weighted-average price per share(2)	$128.80	$106.74	$121.95	$107.51
Amount of repurchase (in millions of Canadian dollars)(1)(2)	$1,487	$1,892	$3,431	$3,665
(1) Includes shares repurchased but not yet cancelled at end of period.
(2) Includes brokerage fees and applicable tax on share repurchases.

12    Pension and other benefits

During the three and nine months ended September 30, 2026, the Company made contributions, net of refunds, to its defined benefit pension plans of $3 million and $5 million, respectively (three and nine months ended September 30, 2025 - $3 million and $11 million, respectively).

Net periodic benefit (recovery) cost for defined benefit pension plans and other benefits included the following components:

	For the three months ended September 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2026	2025	2026	2025	2026	2025
Current service cost	$19	$22	$4	$3	$23	$25
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	118	117	6	5	124	122
Expected return on plan assets	(234)	(232)	—	—	(234)	(232)
Recognized net actuarial (gain) loss	(1)	1	(1)	—	(2)	1
Amortization of prior service costs	1	2	—	—	1	2
Total other components of net periodic benefit (recovery) cost	(116)	(112)	5	5	(111)	(107)
Net periodic benefit (recovery) cost	$(97)	$(90)	$9	$8	$(88)	$(82)

	For the nine months ended September 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2026	2025	2026	2025	2026	2025
Current service cost	$57	$64	$10	$10	$67	$74
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	354	350	17	16	371	366
Expected return on plan assets	(702)	(695)	—	—	(702)	(695)
Recognized net actuarial (gain) loss	(3)	5	(1)	(1)	(4)	4
Amortization of prior service costs	4	4	—	—	4	4
Total other components of net periodic benefit (recovery) cost	(347)	(336)	16	15	(331)	(321)
Net periodic benefit (recovery) cost	$(290)	$(272)	$26	$25	$(264)	$(247)

13    Stock-based compensation

As at September 30, 2026, the Company had several stock-based compensation plans including stock option plans, various cash‑settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and nine months ended September 30, 2026 of $39 million and $182 million, respectively (three and nine months ended September 30, 2025 - $4 million and $96 million, respectively).

Stock options plan

In the nine months ended September 30, 2026, under the Company’s stock option plan, the Company issued 1,189,411 options at the weighted-average price of $104.69 per share, based on the closing price of the Company's Common Shares on the TSX at the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire seven years from the grant date.

Under the fair value method, the fair value of the stock options at the grant date was approximately $30 million.

Performance share unit plans

During the nine months ended September 30, 2026, the Company issued 629,722 Performance Share Units ("PSUs") with a grant date fair value of $66 million and 20,386 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the fair value of expected future matching units, of $3 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest three to four years after the grant date, contingent on the Company’s performance ("performance factor"). Vested PSUs are settled in cash. Vested PDSUs are converted into Deferred Share Units ("DSUs") pursuant to the DSU plan, are eligible for a 25% Company match if the employee has not exceeded their Common Share ownership requirements, and are settled in cash only when the holder ceases their employment with the Company.

The performance period for all PSUs and all PDSUs granted in the nine months ended September 30, 2026 is January 1, 2026 to December 31, 2028 and the performance factors are Free Cash Flow ("FCF"), Total Shareholder Return ("TSR") compared to the Standard and Poor's ("S&P")/TSX 60 Index, and TSR compared to the S&P 500 Industrials Index.

The performance period for the 544,175 PSUs and 26,333 PDSUs granted in 2023 was January 1, 2023 to December 31, 2025, and the performance factors were FCF, Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA"), TSR compared to the S&P/TSX 60 Index, TSR compared to the S&P 500 Industrials Index, and TSR compared to other Class I railways. The resulting payout was 91% of the outstanding units multiplied by the Company's average Common Share price calculated based on the last 30 trading days preceding December 31, 2025. In the first quarter of 2026, payouts were $42 million on 461,766 PSUs, including dividends reinvested. The 26,555 PDSUs that vested on December 31, 2025, with a fair value of $3 million, including dividends reinvested and matching units, will be paid out in future reporting periods pursuant to the DSU plan (as described above).

14    Contingencies

Litigation

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending as at September 30, 2026 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position, results of operations, or liquidity. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against the Company and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "MELCCFP") ordered various parties, including the Company, to remediate the derailment site (the "Cleanup Order") and served the Company with a Notice of Claim for $95 million for those costs. The Company appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings were stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below). Following final determination of the consolidated claims described below, the AGQ reached out to the Company. On October 16, 2026, an agreement was reached whereby the Cleanup Order and the related Notices of Claim will all be annulled by the MELCCFP, following which all the proceedings still pending before the Administrative Tribunal of Québec will be discontinued. The parties are now completing the steps required to implement the agreement and formally conclude the proceedings.

(2)The AGQ sued the Company in the Québec Superior Court claiming $409 million in damages, which was further amended and reduced to $231 million (the “AGQ Action”). The AGQ Action alleges that: (i) the Company was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) the Company is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against the Company on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued the Company in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $14 million (the “Promutuel Action”), and two additional subrogated insurers sued the Company claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action was stayed pending determination of the consolidated proceedings described below. On October 9, 2026, the Québec Superior Court dismissed the Royal Action following final determination of the consolidated proceedings.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. The Québec Superior Court issued a decision on December 14, 2022 dismissing all claims against the Company, finding that the Company’s actions were not the direct and immediate cause of the accident and the damages suffered by the plaintiffs. All three plaintiffs filed a declaration of appeal on January 13, 2023. The appeal was heard October 7 to 10, 2024 by the Québec Court of Appeal. On February 26, 2025, the Québec Court of Appeal issued its unanimous decision upholding the trial decision and dismissing the appeals in their entirety. On April 28, 2025, all three plaintiffs filed applications for leave to appeal to the Supreme Court of Canada. On May 30, 2025, the Company filed its response to the plaintiffs' leave applications. On May 14, 2026, the Supreme Court of Canada dismissed all three plaintiffs’ filed applications for leave to appeal.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued the Company, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against the Company, described in paragraph 7 below. This action was stayed pending determination of the consolidated claims described above. On October 9, 2026, the Québec Superior Court dismissed this action following final determination of the consolidated proceedings.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against the Company in November 2014 in the Maine Bankruptcy Court claiming that the Company failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to an expert report filed by the bankruptcy estate. This action asserts that the Company knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it. A summary judgement motion was argued and taken under advisement on June 9, 2022. On May 23, 2023, the case management judge stayed the proceedings pending the outcome of the appeal in the Canadian consolidated claims. On April 18, 2025, the Court lifted the stay and ordered briefing concerning the Company’s request for summary judgement based on the preclusive effect of matters decided in other Lac-Mégantic cases. The Court would address that basis for summary judgement first, then would address other arguments for summary judgement, if necessary, afterwards. On October 8, 2025, the Court heard the Company's summary judgement motion. On April 21, 2026, the Court granted CPKC’s motion for summary judgement, dismissing the bankruptcy estate representative’s claims. The deadline for any appeal passed in May 2026 and no appeal was filed.

(7)The class and mass tort action commenced against the Company in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against the Company in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that the Company negligently misclassified and improperly packaged the petroleum crude oil. On the Company’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the U.S. First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the U.S. First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against the Company in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude oil and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in part the parties' summary judgement motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. Final briefs of dispositive motions for summary judgement and for reconsideration on tariff applicability were submitted on September 30, 2022. On January 20, 2023, the Court granted in part the Company's summary judgement motion by dismissing all claims for recovery of settlement payments but leaving for trial the determination of the value of the lost crude oil. It also dismissed the Company's motion for reconsideration on tariff applicability. The remaining issues of the value of the lost crude oil and applicability of judgement reduction provisions did not require trial, and were fully briefed in 2024. On January 5, 2024, the Court issued its decision finding that the Company was liable for approximately U.S. $3.9 million plus pre-judgement interest, but declined to determine whether judgement reduction provisions were applicable, referring the parties to a court in Maine on that issue. On January 18, 2024, the Company filed a motion for reconsideration for the Court to apply the judgement reduction provisions. On January 19, 2024, the trustee for the wrongful death trust filed a Notice of Appeal for the January 5, 2024 decision, as well as prior decisions. On February 23, 2024, the Court denied the Company’s motion for reconsideration, again referring the parties to a court in Maine to apply the judgement reduction provision. On March 6, 2024, the Company filed its notice of appeal of this latest ruling, as well as prior decisions. The appeal was heard on March 18, 2025. On July 3, 2025, the U.S. Eighth Circuit Court of Appeals unanimously allowed the Company’s appeal, reversing the district court decision and remanding the matter back to the district court for a complete reduction of the judgement against the Company. On July 17, 2025, the trustee for the wrongful death trust petitioned the U.S. Eighth Circuit Court of Appeals for a rehearing. On August 7, 2025, the U.S. Eighth Circuit Court of Appeals denied the petition for a rehearing. The deadline for any petition to the U.S. Supreme Court for certiorari passed in November 2025 and no petition was filed.

At this stage of the proceedings, any potential responsibility by the Company is remote.

Court decision related to Remington Development Corporation legal claim

On October 20, 2022, the Court of King’s Bench of Alberta issued a decision in a claim brought by Remington Development Corporation (“Remington”) against the Company and the Province of Alberta (“Alberta”) with respect to an alleged breach of contract by the Company in relation to the sale of certain properties in Calgary. In its decision, the Court found the Company had breached its contract with Remington and Alberta had induced the contract breach. The Court found the Company and Alberta liable for damages of approximately $164 million plus interest and costs, and subject to an adjustment to the acquisition value of the property. In a further decision on August 30, 2023, the Court determined that adjustment and set the total damages at $165 million plus interest and costs. On October 20, 2023, the Court determined the costs payable to Remington, however, the Court had not provided any indication of how the damages, which were estimated to total approximately $232 million as at June 30, 2025, should be apportioned between the Company and Alberta. On November 17, 2022, the Company filed an appeal of the Court’s decision. On April 11, 2024, the Court of Appeal of Alberta ("ABCA") stayed the judgement pending the outcome of the appeal. On September 10, 2024, the ABCA heard the Company's appeal and reserved its decision. On July 2, 2025, the ABCA unanimously allowed the Company’s appeal and set aside the trial judgement and costs order. A majority of the ABCA ordered a new trial in the Court of King’s Bench. On September 26, 2025, Remington sought leave to appeal the ABCA’s decision to the Supreme Court of Canada. On July 2, 2026, the Supreme Court of Canada dismissed Remington's application for leave to appeal the ABCA's decision. Parties are now proceeding with various procedural steps prior to the new trial ordered by a majority of the ABCA.

2014 tax assessment

On April 13, 2022, the SAT delivered an audit assessment of CPKCM’s 2014 tax returns (the "2014 Assessment"). As at September 30, 2026, the 2014 Assessment, including inflation, interest, and penalties was Mexican Pesos ("Ps.") 6,710 million ($528 million).

On July 7, 2022, CPKCM filed an administrative appeal (the “Administrative Appeal”) before the SAT, seeking to revoke the 2014 Assessment on the basis that the SAT’s notification of the 2014 Assessment through the tax mailbox was not legal, because it was in violation of a tax mailbox injunction previously granted to CPKCM on March 19, 2015. On September 26, 2022, the SAT dismissed the Administrative Appeal, on the basis that it was not a timely submission (the “Administrative Appeal Resolution”).

On October 10, 2022, CPKCM submitted an annulment lawsuit (the "Annulment Lawsuit") before the Federal Administrative Court (the "Administrative Court"), challenging the 2014 Assessment, its notification, and the Administrative Appeal Resolution. On April 24, 2024, the Administrative Court resolved the Annulment Lawsuit, confirming the Administrative Appeal Resolution and the 2014 Assessment (the "Administrative Court Resolution").

On June 21, 2024, CPKCM challenged the Administrative Court Resolution by submitting an Amparo appeal (Demanda de Amparo) before the Collegiate Circuit Courts (Tribunales Colegiados de Circuito). On June 4, 2025, the Twenty Third Collegiate Court of the First Circuit (the "Circuit Court") unanimously granted CPKCM’s Amparo petition, vacating the prior decision and sending the matter back to the Administrative Court with an order to issue a new resolution addressing CPKCM’s arguments that were presented in the Annulment Lawsuit. On June 25, 2025, the Administrative Court resolved the Annulment Lawsuit unfavourably to CPKCM (the "2025 Administrative Court Resolution"). On August 19, 2025, CPKCM submitted a new Amparo appeal challenging the 2025 Administrative Court Resolution. On September 8, 2025, the Circuit Court admitted the Amparo appeal submitted by CPKCM. CPKCM expects to prevail based on the technical merits of its case.

On August 20, 2025, derived from the submission of the Amparo appeal, the Administrative Court issued a resolution granting an injunction against the enforcement and collection of the 2014 Assessment, as long as the 2014 Assessment is duly guaranteed.

On March 24, 2026, CPKC filed with the International Centre for Settlement of Investment Disputes ("ICSID") a Request for Arbitration against the United Mexican States, under the Comprehensive and Progressive Agreement for Trans-Pacific Partnership ("CPTPP"), for the actions taken by the SAT in connection with the 2014 Assessment. On April 27, 2026, the ICSID registered the Request for Arbitration filed by the Company, which is a procedural step taken to preserve CPKCM’s legal rights under the CPTPP.

Environmental liabilities

Environmental remediation accruals, recognized on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent the Company’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recognized accruals include the Company’s best estimate of all probable costs, the Company’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

Provisions for environmental remediation costs are recognized in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion, which is recognized in “Accounts payable and accrued liabilities”. The total amount provided as at September 30, 2026 was $247 million (December 31, 2025 - $241 million). Payments are expected to be made over 10 years through 2035.

15   Subsequent event

On October 6, 2026, the Company issued $500 million 4.20% 3.5-year unsecured notes due April 15, 2030 for net proceeds of $498 million, $550 million 4.60% 7-year unsecured notes due October 15, 2033 for net proceeds of $547 million, $300 million 4.90% 10.5-year unsecured notes due April 15, 2037 for net proceeds of $297 million, and $450 million 5.40% 30-year unsecured notes due October 15, 2056 for net proceeds of $443 million. The issued notes pay interest semi-annually and carry a negative pledge.

Summary of Rail Data

	Third Quarter				Year-to-date
Financial (in millions, except per share data)	2026	2025	Total Change	% Change	2026	2025	Total Change	% Change

Revenues
Freight	$4,139	$3,589	$550	15	$11,855	$10,945	$910	8
Non-freight	80	72	8	11	229	210	19	9
Total revenues	4,219	3,661	558	15	12,084	11,155	929	8

Operating expenses
Compensation and benefits	711	619	92	15	2,125	1,960	165	8
Fuel	667	415	252	61	1,743	1,301	442	34
Materials	130	114	16	14	387	362	25	7
Equipment rents	101	109	(8)	(7)	293	311	(18)	(6)
Depreciation and amortization	529	503	26	5	1,560	1,500	60	4
Purchased services and other	594	565	29	5	1,759	1,725	34	2
Total operating expenses	2,732	2,325	407	18	7,867	7,159	708	10

Operating income	1,487	1,336	151	11	4,217	3,996	221	6

Other (income) expense	(5)	8	(13)	(163)	1	(1)	2	(200)
Other components of net periodic benefit recovery	(111)	(107)	(4)	4	(331)	(321)	(10)	3
Net interest expense	239	222	17	8	704	646	58	9
Gain on sale of equity investment	—	—	—	—	—	(333)	333	(100)

Income before income tax expense	1,364	1,213	151	12	3,843	4,005	(162)	(4)

Current income tax expense	334	307	27	9	875	921	(46)	(5)
Deferred income tax expense (recovery)	114	(11)	125	(1,136)	183	24	159	663
Income tax expense	448	296	152	51	1,058	945	113	12

Net income	$916	$917	$(1)	—	$2,785	$3,060	$(275)	(9)

Net loss attributable to non-controlling interest	(1)	(3)	2	(67)	(2)	(4)	2	(50)

Net income attributable to controlling shareholders	$917	$920	$(3)	—	$2,787	$3,064	$(277)	(9)
Operating ratio (%)	64.8	63.5	1.3	130 bps	65.1	64.2	0.9	90 bps

Basic earnings per share	$1.05	$1.01	$0.04	4	$3.14	$3.32	$(0.18)	(5)

Diluted earnings per share	$1.04	$1.01	$0.03	3	$3.14	$3.32	$(0.18)	(5)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	876.6	910.4	(33.8)	(4)	886.5	922.4	(35.9)	(4)
Weighted average number of diluted shares outstanding (millions)	877.6	911.4	(33.8)	(4)	887.3	923.4	(36.1)	(4)

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.71	0.72	(0.01)	(1)	0.72	0.71	0.01	1
Average foreign exchange rate (Canadian$/U.S.$)	1.40	1.38	0.02	1	1.38	1.40	(0.02)	(1)
Average foreign exchange rate (Mexican peso/Canadian$)	12.33	13.53	(1.20)	(9)	12.56	13.94	(1.38)	(10)
Average foreign exchange rate (Canadian$/Mexican peso)	0.0811	0.0739	0.0072	10	0.0796	0.0717	0.0079	11

Summary of Rail Data (Continued)

	Third Quarter					Year-to-date
Commodity Data	2026	2025	Total Change	% Change	FX Adjusted % Change(1)	2026	2025	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$904	$702	$202	29	27	$2,700	$2,233	$467	21	21
- Coal	254	255	(1)	—	(1)	689	768	(79)	(10)	(10)
- Potash	182	167	15	9	8	515	490	25	5	6
- Fertilizers and sulphur	105	102	3	3	2	327	314	13	4	5
- Forest products	211	193	18	9	7	590	605	(15)	(2)	(2)
- Energy, chemicals and plastics	763	701	62	9	7	2,240	2,171	69	3	3
- Metals, minerals and consumer products	532	458	74	16	13	1,494	1,350	144	11	10
- Automotive	373	343	30	9	5	1,072	988	84	9	6
- Intermodal	815	668	147	22	21	2,228	2,026	202	10	10

Total Freight Revenues	$4,139	$3,589	$550	15	13	$11,855	$10,945	$910	8	8

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	5.29	5.03	0.26	5	4	5.22	5.09	0.13	3	3
- Coal	4.70	4.19	0.51	12	11	4.62	4.28	0.34	8	8
- Potash	3.78	3.24	0.54	17	16	3.54	3.29	0.25	8	8
- Fertilizers and sulphur	8.85	8.01	0.84	10	9	8.60	8.01	0.59	7	8
- Forest products	9.39	8.80	0.59	7	4	9.01	8.93	0.08	1	1
- Energy, chemicals and plastics	8.15	7.46	0.69	9	7	7.93	7.69	0.24	3	3
- Metals, minerals and consumer products	9.93	9.25	0.68	7	4	9.70	9.29	0.41	4	3
- Automotive	25.87	22.66	3.21	14	10	25.35	23.73	1.62	7	5
- Intermodal	7.69	6.90	0.79	11	11	7.33	6.95	0.38	5	6

Total Freight Revenue per RTM	7.20	6.62	0.58	9	7	6.98	6.70	0.28	4	4

Freight Revenue per Carload
- Grain	$5,693	$5,306	$387	7	6	$5,673	$5,465	$208	4	4
- Coal	2,188	2,016	172	9	8	2,153	2,113	40	2	2
- Potash	4,203	3,531	672	19	18	3,931	3,643	288	8	9
- Fertilizers and sulphur	6,364	6,145	219	4	3	6,501	6,280	221	4	5
- Forest products	6,573	6,050	523	9	6	6,297	6,080	217	4	4
- Energy, chemicals and plastics	5,454	5,043	411	8	6	5,394	5,118	276	5	6
- Metals, minerals and consumer products	3,947	3,655	292	8	5	3,872	3,599	273	8	7
- Automotive	6,248	5,514	734	13	9	6,091	5,417	674	12	10
- Intermodal	1,664	1,481	183	12	12	1,620	1,505	115	8	8

Total Freight Revenue per Carload	$3,475	$3,170	$305	10	8	$3,463	$3,235	$228	7	7
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
Commodity Data	2026	2025	Total Change	% Change	2026	2025	Total Change	% Change

Millions of RTM
- Grain	17,092	13,950	3,142	23	51,691	43,862	7,829	18
- Coal	5,406	6,081	(675)	(11)	14,928	17,937	(3,009)	(17)
- Potash	4,813	5,158	(345)	(7)	14,541	14,881	(340)	(2)
- Fertilizers and sulphur	1,187	1,273	(86)	(7)	3,803	3,920	(117)	(3)
- Forest products	2,248	2,194	54	2	6,548	6,773	(225)	(3)
- Energy, chemicals and plastics	9,360	9,400	(40)	—	28,252	28,249	3	—
- Metals, minerals and consumer products	5,357	4,951	406	8	15,408	14,537	871	6
- Automotive	1,442	1,514	(72)	(5)	4,228	4,163	65	2
- Intermodal	10,600	9,679	921	10	30,408	29,131	1,277	4

Total RTMs	57,505	54,200	3,305	6	169,807	163,453	6,354	4

Carloads (thousands)
- Grain	158.8	132.3	26.5	20	475.9	408.6	67.3	16
- Coal	116.1	126.5	(10.4)	(8)	320.0	363.5	(43.5)	(12)
- Potash	43.3	47.3	(4.0)	(8)	131.0	134.5	(3.5)	(3)
- Fertilizers and sulphur	16.5	16.6	(0.1)	(1)	50.3	50.0	0.3	1
- Forest products	32.1	31.9	0.2	1	93.7	99.5	(5.8)	(6)
- Energy, chemicals and plastics	139.9	139.0	0.9	1	415.3	424.2	(8.9)	(2)
- Metals, minerals and consumer products	134.8	125.3	9.5	8	385.8	375.1	10.7	3
- Automotive	59.7	62.2	(2.5)	(4)	176.0	182.4	(6.4)	(4)
- Intermodal	489.8	451.1	38.7	9	1,375.6	1,346.0	29.6	2

Total Carloads	1,191.0	1,132.2	58.8	5	3,423.6	3,383.8	39.8	1

	Third Quarter					Year-to-date
	2026	2025	Total Change	% Change	FX Adjusted % Change(1)	2026	2025	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$711	$619	$92	15	13	$2,125	$1,960	$165	8	7
Fuel	667	415	252	61	56	1,743	1,301	442	34	32
Materials	130	114	16	14	12	387	362	25	7	6
Equipment rents	101	109	(8)	(7)	(9)	293	311	(18)	(6)	(5)
Depreciation and amortization	529	503	26	5	4	1,560	1,500	60	4	5
Purchased services and other	594	565	29	5	3	1,759	1,725	34	2	1

Total Operating Expenses	$2,732	$2,325	$407	18	15	$7,867	$7,159	$708	10	9
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
	2026	2025	Total Change	% Change	2026	2025	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	107,042	100,310	6,732	7	315,271	300,695	14,576	5
Train miles (thousands)	12,398	11,589	809	7	36,314	35,353	961	3
Average train weight - excluding local traffic (tons)	9,258	9,298	(40)	—	9,308	9,173	135	1
Average train length - excluding local traffic (feet)	7,882	7,940	(58)	(1)	7,850	7,804	46	1
Average terminal dwell (hours)	9.4	10.1	(0.7)	(7)	9.2	10.2	(1.0)	(10)
Average train speed (miles per hour, or "mph")(1)	20.5	19.0	1.5	8	20.3	19.1	1.2	6
Locomotive productivity (GTMs / operating horsepower)(2)	169	163	6	4	172	165	7	4
Fuel efficiency(3)	0.990	1.021	(0.031)	(3)	1.007	1.040	(0.033)	(3)
U.S. gallons of locomotive fuel consumed (millions)(4)	106.0	102.4	3.6	4	317.6	312.6	5.0	2
Average fuel price (U.S. dollars per U.S. gallon)	4.49	2.94	1.55	53	3.96	2.98	0.98	33

Total Employees and Workforce

Total employees (average)(5)	19,857	20,067	(210)	(1)	19,744	19,985	(241)	(1)
Total employees (end of period)(5)	19,996	20,151	(155)	(1)	19,996	20,151	(155)	(1)
Workforce (end of period)(6)	20,007	20,185	(178)	(1)	20,007	20,185	(178)	(1)

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	1.12	0.93	0.19	20	0.95	0.88	0.07	8
FRA train accidents per million train-miles	0.46	1.15	(0.69)	(60)	0.77	0.83	(0.06)	(7)
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(2)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(3)Fuel efficiency is defined as United States ("U.S.") gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver of total compensation and benefits costs.
(6)Workforce is defined as employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three months ended September 30, 2025 have been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company's current period's financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability.

These Non-GAAP measures have no standardized meanings and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance and Liquidity Measures

The Company uses Core adjusted operating income, Core adjusted operating ratio, Core adjusted income, and Core adjusted diluted earnings per share ("EPS") to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. In addition to the Non-GAAP performance measures noted above, other Non-GAAP liquidity measures include Adjusted free cash and Adjusted net debt to adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") ratio.

Management believes these Non-GAAP measures provide meaningful supplemental information about our financial results and improved comparability to past performance because they exclude certain significant items that are not considered indicative of future or past financial trends either by nature or amount. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets or equity investments, acquisition-related costs, certain adjustments to provisions and settlements of Mexican taxes, advisory costs related to rail consolidation matters, discrete tax items, changes in income tax rates, changes to uncertain tax items, and certain items that are not typical of normal business activities or are outside the control of management. Acquisition-related costs include legal, consulting, integration costs and expenses including third-party services, system migration and technology rationalization driven by integration, restructuring and special termination benefit costs, employee retention, and synergy incentive costs. These items may not be non-recurring and may include items that are settled in cash. Specifically, due to the magnitude of the Kansas City Southern ("KCS") acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company continues to expect to incur acquisition-related costs. Management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of the Company's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of the Company's financial information.

In addition, these Non-GAAP measures exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation or amortization in relation to fair value adjustments to properties, intangible assets, and KCS’s investments, the change in fair value of debt of KCS assumed on April 14, 2023 (the "Control Date"), and fair value adjustments that are attributable to the non-controlling interest, as recognized within "Depreciation and amortization", "Purchased services and other", "Other (income) expense", "Net interest expense", and "Net loss attributable to non-controlling interest", respectively, in the Company's Interim Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating the impact of KCS purchase accounting.

Significant items recognized in "Net income attributable to controlling shareholders" as reported on a GAAP basis for the first nine months of 2026, the year ended December 31, 2025, and the last three months of 2024 were as follows:

2026:
•during the first nine months, acquisition-related costs of $48 million in connection with the KCS acquisition ($36 million after current income tax recovery of $12 million) including $28 million recognized in "Compensation and benefits" primarily related to synergy related incentive compensation and restructuring costs, and $20 million recognized in "Purchased services and other" primarily related to system migration and technology rationalization, legal fees, and other third party purchased services, that unfavourably impacted Diluted EPS by 4 cents as follows:
–in the third quarter, acquisition-related costs of $12 million ($9 million after current income tax recovery of $3 million) including $3 million recognized in "Compensation and benefits", and $9 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;
–in the second quarter, acquisition-related costs of $27 million ($20 million after current income tax recovery of $7 million) including $21 million recognized in "Compensation and benefits", and $6 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents;

–in the first quarter, acquisition-related costs of $9 million ($7 million after current income tax recovery of $2 million) including $4 million recognized in "Compensation and benefits", and $5 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;
•during the first nine months, advisory costs related to the analysis and advocacy in connection with the STB's review of the proposed merger between UP and NS of $44 million ($34 million after current income tax recovery of $10 million) recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents as follows:
–in the third quarter, advisory costs of $17 million ($13 million after current income tax recovery of $4 million) recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the second quarter, advisory costs of $14 million ($11 million after current income tax recovery of $3 million) recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;
–in the first quarter, advisory costs of $13 million ($10 million after current income tax recovery of $3 million) recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;
•in the third quarter, an income tax expense of $94 million (deferred income tax expense of $98 million net of a current income tax recovery of $4 million) related to a reassessment of prior year taxes by the CRA in connection with the KCS acquisition that unfavourably impacted Diluted EPS by 11 cents; and
•in the third quarter, an income tax expense of $17 million (current income tax expense of $20 million net of a deferred income tax recovery of $3 million) related to a tax settlement with the SAT that unfavourably impacted Diluted EPS by 2 cents.

2025:
•during the course of the year, a gain on sale of an equity investment of $333 million ($256 million after current income tax expense of $102 million net of deferred income tax recovery of $25 million) recognized in "Gain on sale of equity investment", that favourably impacted Diluted EPS by 27 cents as follows:
–in the fourth quarter, a current tax expense of $26 million recognized in "Current income tax expense" due to the finalization of the related tax provision, that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, a gain on sale of an equity investment of $333 million ($282 million after current income tax expense of $76 million net of deferred income tax recovery of $25 million) recognized in "Gain on sale of equity investment", that favourably impacted Diluted EPS by 30 cents;
•during the course of the year, acquisition-related costs of $72 million in connection with the KCS acquisition ($56 million after current income tax recovery of $16 million), including $11 million recognized in "Compensation and benefits" primarily related to synergy related incentive compensation and restructuring costs, $1 million recognized in "Materials", $51 million recognized in "Purchased services and other" primarily related to system migration, legal fees, and other third party purchased services, and $9 million recognized in "Other components of net period benefit recovery" related to special termination benefit costs, that unfavourably impacted Diluted EPS by 6 cents as follows:
–in the fourth quarter, acquisition-related costs of $20 million ($17 million after current income tax recovery of $3 million) including a recovery of $5 million recognized in "Compensation and benefits", an expense of $16 million recognized in "Purchased services and other", and an expense of $9 million recognized in "Other components of net period benefit recovery", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $13 million ($10 million after current income tax recovery of $3 million) including $4 million recognized in "Compensation and benefits", and $9 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;
–in the second quarter, acquisition-related costs of $19 million ($14 million after current income tax recovery of $5 million) including $7 million recognized in "Compensation and benefits", and $12 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $20 million ($15 million after current income tax recovery of $5 million) including $5 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $14 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

2024:
•a deferred income tax recovery of $78 million due to a decrease in the Louisiana state corporate income tax rate, that favourably impacted Diluted EPS by 9 cents;
•adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS; and
•acquisition-related costs of $22 million ($17 million after current income tax recovery of $5 million) including $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $20 million recognized in "Purchased services and other" primarily related to system migration, legal and consulting fees, that unfavourably impacted Diluted EPS by 2 cents.

KCS purchase accounting recognized in "Net income attributable to controlling shareholders" as reported on a GAAP basis for the first nine months of 2026, the year ended December 31, 2025 and the last three months of 2024 was as follows:

2026:
•during the first nine months, KCS purchase accounting of $278 million ($203 million after deferred income tax recovery of $75 million), including costs of $266 million recognized in "Depreciation and amortization", $2 million recognized in "Purchased services and other" related to the amortization of equity investments, $15 million recognized in "Net interest expense", and a recovery of $5 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 23 cents as follows:
–in the third quarter, KCS purchase accounting of $94 million ($69 million after deferred income tax recovery of $25 million), including costs of $91 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $4 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the second quarter, KCS purchase accounting of $93 million ($68 million after deferred income tax recovery of $25 million), including costs of $88 million recognized in "Depreciation and amortization", $6 million recognized in "Net interest expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents; and
–in the first quarter, KCS purchase accounting of $91 million ($66 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents.
2025:
•during the course of the year, KCS purchase accounting of $391 million ($285 million after deferred income tax recovery of $106 million), including costs of $373 million recognized in "Depreciation and amortization", $3 million recognized in "Purchased services and other" related to the amortization of equity investments, $21 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $7 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 31 cents as follows:
–in the fourth quarter, KCS purchase accounting of $109 million ($79 million after deferred income tax recovery of $30 million), including costs of $105 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the third quarter, KCS purchase accounting of $95 million ($69 million after deferred income tax recovery of $26 million), including costs of $90 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $6 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the second quarter, KCS purchase accounting of $95 million ($70 million after deferred income tax recovery of $25 million), including costs of $91 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents; and
–in the first quarter, KCS purchase accounting of $92 million ($67 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

2024:
•KCS purchase accounting of $93 million ($68 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $6 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Core Adjusted Income and Core Adjusted Diluted EPS

Core adjusted income is calculated as Net income attributable to controlling shareholders reported on a GAAP basis adjusted for significant items and KCS purchase accounting.

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Net income attributable to controlling shareholders as reported	$917	$920	$2,787	$3,064
Less:
Significant items (pre-tax):
Gain on sale of equity investment	—	—	—	333
Acquisition-related costs	(12)	(13)	(48)	(52)
Advisory costs related to rail consolidation matters	(17)	—	(44)	—
KCS purchase accounting	(94)	(95)	(278)	(282)
Add:
Tax effect of adjustments(1)	(32)	(29)	(97)	(38)
Income tax reassessment related to prior years	94	—	94	—
Adjustments to provisions and settlements of Mexican taxes	17	—	17	—
Core adjusted income	$1,119	$999	$3,171	$3,027
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 26.44% and 26.35% for the three and nine months ended September 30, 2026, and 26.69% and 2156.24% for the three and nine months ended September 30, 2025, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core adjusted diluted EPS is calculated using Diluted EPS reported on a GAAP basis adjusted for significant items and KCS purchase accounting.

	For the three months ended September 30		For the nine months ended September 30		For the year ended December 31
	2026	2025	2026	2025	2025
Diluted EPS as reported	$1.04	$1.01	$3.14	$3.32	$4.51
Less:
Significant items (pre-tax):
Gain on sale of equity investment	—	—	—	0.36	0.36
Acquisition-related costs	(0.01)	(0.02)	(0.05)	(0.06)	(0.08)
Advisory costs related to rail consolidation matters	(0.03)	—	(0.05)	—	—
KCS purchase accounting	(0.11)	(0.10)	(0.31)	(0.30)	(0.43)
Add:
Tax effect of adjustments(1)	(0.04)	(0.03)	(0.11)	(0.04)	(0.05)
Income tax reassessment related to prior years	0.11	—	0.11	—	—
Adjustments to provisions and settlements of Mexican taxes	0.02	—	0.02	—	—
Core adjusted diluted EPS	$1.28	$1.10	$3.57	$3.28	$4.61
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 26.44% and 26.35% for the three and nine months ended September 30, 2026, 26.69% and 2156.24% for the three and nine months ended September 30, 2025, and 34.76% for the year ended December 31, 2025, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core Adjusted Operating Income and Core Adjusted Operating Ratio

Core adjusted operating income and Core adjusted operating ratio are calculated from reported GAAP revenue and operating expenses adjusted for, where applicable, (1) significant items (acquisition-related costs and advisory costs related to rail consolidation matters) that are reported within Operating income, and (2) KCS purchase accounting recognized in "Depreciation and amortization" and "Purchased services and other".

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Operating income as reported	$1,487	$1,336	$4,217	$3,996
Less:
Acquisition-related costs	(12)	(13)	(48)	(52)
Advisory costs related to rail consolidation matters	(17)	—	(44)	—
KCS purchase accounting in Operating expenses	(92)	(91)	(268)	(270)
Core adjusted operating income	$1,608	$1,440	$4,577	$4,318

	For the three months ended September 30		For the nine months ended September 30
	2026	2025	2026	2025
Operating ratio as reported	64.8%	63.5%	65.1%	64.2%
Less:
Acquisition-related costs	0.3%	0.3%	0.4%	0.5%
Advisory costs related to rail consolidation matters	0.4%	—%	0.4%	—%
KCS purchase accounting in Operating expenses	2.2%	2.5%	2.2%	2.4%
Core adjusted operating ratio	61.9%	60.7%	62.1%	61.3%

FX Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in FX rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year's results denominated in U.S. dollars and Mexican pesos at the FX rates of the current period.

FX adjusted % changes in revenues are also used in calculating FX adjusted % change in Freight revenue per carload and per RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Freight revenues by line of business
Grain	$904	$702	$11	$713	27
Coal	254	255	2	257	(1)
Potash	182	167	1	168	8
Fertilizers and sulphur	105	102	1	103	2
Forest products	211	193	5	198	7
Energy, chemicals and plastics	763	701	15	716	7
Metals, minerals and consumer products	532	458	13	471	13
Automotive	373	343	12	355	5
Intermodal	815	668	5	673	21
Freight revenues	4,139	3,589	65	3,654	13
Non-freight revenues	80	72	—	72	11
Total revenues	$4,219	$3,661	$65	$3,726	13

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Freight revenues by line of business
Grain	$2,700	$2,233	$(10)	$2,223	21
Coal	689	768	(1)	767	(10)
Potash	515	490	(3)	487	6
Fertilizers and sulphur	327	314	(3)	311	5
Forest products	590	605	(2)	603	(2)
Energy, chemicals and plastics	2,240	2,171	(3)	2,168	3
Metals, minerals and consumer products	1,494	1,350	13	1,363	10
Automotive	1,072	988	20	1,008	6
Intermodal	2,228	2,026	(6)	2,020	10
Freight revenues	11,855	10,945	5	10,950	8
Non-freight revenues	229	210	(1)	209	10
Total revenues	$12,084	$11,155	$4	$11,159	8

FX adjusted % changes in Operating expenses are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Compensation and benefits	$711	$619	$13	$632	13
Fuel	667	415	13	428	56
Materials	130	114	2	116	12
Equipment rents	101	109	2	111	(9)
Depreciation and amortization	529	503	5	508	4
Purchased services and other	594	565	11	576	3
Total operating expenses	$2,732	$2,325	$46	$2,371	15

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Compensation and benefits	$2,125	$1,960	$19	$1,979	7
Fuel	1,743	1,301	19	1,320	32
Materials	387	362	3	365	6
Equipment rents	293	311	(2)	309	(5)
Depreciation and amortization	1,560	1,500	(9)	1,491	5
Purchased services and other	1,759	1,725	9	1,734	1
Total operating expenses	$7,867	$7,159	$39	$7,198	9

FX adjusted % change in Operating income is as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Total revenues	$4,219	$3,661	$65	$3,726	13
Total operating expenses	2,732	2,325	46	2,371	15
Operating income	$1,487	$1,336	$19	$1,355	10

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Total revenues	$12,084	$11,155	$4	$11,159	8
Total operating expenses	7,867	7,159	39	7,198	9
Operating income	$4,217	$3,996	$(35)	$3,961	6

Reconciliation of GAAP Liquidity Measures to Non-GAAP Liquidity Measures

Adjusted Free Cash

Adjusted free cash is calculated as Net cash provided by operating activities, less Net cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX rate fluctuations, the cash flow impacts of acquisition-related costs associated with the KCS acquisition, settlements of certain Mexican taxes, advisory costs related to rail consolidation matters and net proceeds from the sale of an equity investment, net of tax. The acquisition-related costs associated with the KCS acquisition, settlements of certain Mexican taxes and advisory costs related to rail consolidation matters are not indicative of operating trends and have been excluded from Adjusted free cash. Net proceeds from the sale of an equity investment, net of tax, is not indicative of investment trends and has also been excluded from Adjusted free cash. Adjusted free cash is useful to investors and other external users of the Company's Interim Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and other activities such as dividends, share repurchase programs, and other strategic opportunities, and is an important performance criterion in determining certain elements of the Company's long-term incentive plan. Adjusted free cash should be considered in addition to, rather than as a substitute for, Net cash provided by operating activities.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Net cash provided by operating activities as reported	$1,550	$1,274	$4,252	$3,785
Net cash used in investing activities	(580)	(882)	(2,014)	(1,903)
Effect of foreign currency fluctuations on foreign currency-denominated cash and cash equivalents	6	2	32	(43)
Less:
Settlements of certain Mexican taxes	(20)	—	(20)	(12)
Acquisition-related costs	(6)	(12)	(33)	(35)
Advisory costs related to rail consolidation matters	(16)	—	(36)	—
Net proceeds from sale of equity investment, net of tax	—	(9)	—	400
Adjusted free cash	$1,018	$415	$2,359	$1,486

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to adjusted EBITDA ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items. The Adjusted net debt to adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income attributable to controlling shareholders ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Attributable to Controlling Shareholders Ratio

The Long-term debt to Net income attributable to controlling shareholders ratio is calculated as Long-term debt, including Long-term debt maturing within one year, divided by Net income attributable to controlling shareholders.

(in millions of Canadian dollars, except for ratios)	2026	2025
Long-term debt including long-term debt maturing within one year as at September 30	$25,846	$23,891
Net income attributable to controlling shareholders for the twelve months ended September 30	3,864	4,265
Long-term debt to Net income attributable to controlling shareholders ratio	6.7	5.6

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt and Long-term debt maturing within one year, as reported on the Company’s Interim Consolidated Balance Sheets adjusted for pension plans' deficit, operating lease liabilities, Cash and cash equivalents, and the fair value adjustment to KCS debt on the Control Date which is recognized under Long-term debt on the Company's Interim Consolidated Balance Sheets. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted net debt to Adjusted EBITDA.

(in millions of Canadian dollars)	2026	2025
Long-term debt including long-term debt maturing within one year as at September 30	$25,846	$23,891
Add:
Pension plans deficit(1)	161	162
Operating lease liabilities	355	457
Fair value adjustment to KCS debt upon Control(2)	459	469
Less:
Cash and cash equivalents	399	411
Adjusted net debt	$26,422	$24,568
(1)    Pension plans deficit is the total funded status of the Pension plans in deficit only.
(2)    The fair value adjustment to KCS debt upon control represents the fair value adjustment based on the purchase price allocation at fair value, net of amortization of fair value adjustments from April 14, 2023 and the foreign currency translation impact on the fair value adjustment.

Reconciliation of Net Income Attributable to Controlling Shareholders to Adjusted EBITDA

Adjusted EBITDA is calculated as Net income attributable to controlling shareholders before Net interest expense, Income tax expense, Depreciation and amortization, and Operating lease expense recognized on the Company's Interim Consolidated Statement of Income, excluding significant items reported in "Net income", less "Other components of net periodic benefit recovery" recognized on the Company's Interim Consolidated Statement of Income. Adjusted EBITDA is used as a performance measure derived from operating results, excluding significant items, as part of the calculation of Adjusted net debt to adjusted EBITDA. Detailed quarterly information on significant items that occurred within the 12 months ended September 30, 2026 and 2025 can be found under the earlier section Core Adjusted Income and Core Adjusted Diluted EPS.

	For the twelve months ended September 30
(in millions of Canadian dollars)	2026	2025
Net income attributable to controlling shareholders as reported	$3,864	$4,265
Add:
Net interest expense	934	849
Income tax expense	1,458	1,191
Depreciation and amortization	2,079	1,988
Operating lease expense	120	117
Less:
Significant items (pre-tax):
Adjustments to provisions and settlements of Mexican taxes	—	7
Acquisition-related costs	(68)	(74)
Advisory costs related to rail consolidation matters	(44)	—
Gain on sale of equity investment	—	333
Other components of net periodic benefit recovery	425	408
Adjusted EBITDA	$8,142	$7,736

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2026	2025
Adjusted net debt as at September 30	$26,422	$24,568
Adjusted EBITDA for the twelve months ended September 30	8,142	7,736
Adjusted net debt to adjusted EBITDA ratio	3.2	3.2